Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-226619) of Sealed Air Corporation,

(2)	Registration Statement (Form S-8 No. 333-223460) of Sealed Air Corporation,

(3)	Registration Statement (Form S-8 No. 333-196508) of Sealed Air Corporation,

(4)	Registration Statement (Form S-8 No. 333-176275) of Sealed Air Corporation,

(5)	Registration Statement (Form S-8 No. 333-176267) of Sealed Air Corporation,

(6)	Registration Statement (Form S-8 No. 333-152909) of Sealed Air Corporation,

(7)	Registration Statement (Form S-8 No. 333-126890) of Sealed Air Corporation,

(8)	Registration Statement (Form S-8 No. 333- 89090) of Sealed Air Corporation, and

(9)	Registration Statement (Form S-3 No. 333-195059) of Sealed Air Corporation;
of our reports dated February 19, 2019, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018, and the related financial statement schedule for each of the three years in the period ended December 31, 2018, and the effectiveness of internal control over financial reporting of Sealed Air Corporation and subsidiaries, included in this Annual Report (Form 10-K) of Sealed Air Corporation for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Charlotte, North Carolina
February 19, 2019